Exhibit 99.1
October 22, 2009
Dear Valued Customers and Shareholders:
As we move into the fourth quarter of 2009, I want to take this opportunity to update you on the progress we are making growing the Bank of Birmingham. Although we continue to navigate through extremely challenging economic conditions, we see improved operating results from sectors within our customer base. With the pull back of many of our larger competitors, there is ample opportunity to add customers. I continue to believe the community banking model, which is based on “knowing our customers”, allows us to be well positioned to continue to be successful in the future.

Thus far in 2009, we have grown our loans and deposits at double digit rates. Loans and deposits have increased 19% and 31% respectively. We have achieved this growth while maintaining a very healthy loan portfolio. The Bank’s favorable Tier 1 Capital Ratio of 10.5% (6/30/09) is considered “well capitalized” by regulatory standards. By year-end, we will be approaching $100 million in total assets. In addition to our fiscal strength and financial stability, we remain committed to the highest standards of customer service, a reputation Bank of Birmingham is proud to have maintained since opening our doors in July 2006.

Despite the growth of the bank as a whole, our Bloomfield branch has not grown as we had hoped. Visibility and traffic patterns have hindered its performance. After careful consideration, we have decided to consolidate our Bloomfield branch into our Birmingham Main Office. As a result, our Bloomfield branch will close on January 18, 2010. All accounts at the Bloomfield branch will be automatically transferred to our Birmingham office with no action required by our customers. The Bloomfield staff will move to our Birmingham office as well. I would like to thank our customers at our Bloomfield location for their patronage and assure them we will do everything within our power to make this a smooth transition. With the closing of the Bloomfield branch, we will have the opportunity in the future to look at more suitable locations to meet our customer’s needs.

I would also like to announce some changes to our Board of Directors. Our Chairman, Bill Aikens has retired from the Board. I extend sincere thanks and gratitude to Bill for the hard work and dedication he exhibited as Chairman and as one of our founders. Tom Wagner, an existing Board member, has been appointed Chairman. Tom is the retired President of TCF Bank Michigan and brings significant banking experience to the Board. In addition, I am pleased to announce the appointment of C. Timothy Trenary to the Board.

Far away from Wall Street, we are proud to be a community bank working hard to do what is best for our customers, shareholders, and the communities we serve. Please feel free to call me (248) 283-6430 or email me at rob.farr@bkofb.com at any time with your questions or comments. We appreciate your continued support and look forward to serving your banking needs in the years to come.
Sincerely,

Robert E. Farr President & CEO
33583 Woodward Ave.
Birmingham, MI 48009
P: 248.723.7200 F: 248.593.9055
www.BankofBirmingham.net